Exhibit 99.1

For Immediate Release

Air Lease Corporation Commences Registered Exchange Offer for Its 4.500% Senior Unsecured Notes due 2016

LOS ANGELES, California, December 11, 2012 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the commencement of an offer to exchange up to $500,000,000 aggregate principal amount of its outstanding 4.500% Senior Notes due 2016 (the “Old Notes”) for the same principal amount of 4.500% Senior Notes due 2016 (the “New Notes” and, together with the Old Notes, the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Old Notes were issued on September 26, 2012 and October 3, 2012 in two separate private offerings exempt from registration under the Securities Act, in the amount of $450,000,000 aggregate principal amount of Old Notes and $50,000,000 aggregate principal amount of Old Notes, respectively.  The terms of the New Notes are substantially identical in all material respects to the terms of the Old Notes, except that the New Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.  Old Notes that are not exchanged will continue to be subject to the restrictions on transfer set forth in the Old Notes and the indenture governing the Notes, and the Company will generally have no further obligation to provide for the registration of the Old Notes under the Securities Act.

The exchange offer is being made to satisfy the Company’s obligations under the registration rights agreements entered into in connection with the issuance of the Old Notes, and it does not represent a new financing transaction.

The exchange offer will expire at 5:00 p.m. (EST) on January 10, 2013, unless extended by the Company.  Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer.

The terms and conditions of the exchange offer are set forth in a prospectus dated December 11, 2012.  Copies of the prospectus and other exchange offer documents may be obtained from Deutsche Bank Trust Company Americas, which is serving as the exchange agent for the exchange offer, using the following contact information:

DB Services Americas, Inc.

US CTAS Operations

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Email: db.reorg@db.com

Telephone: (800) 735-7777, Option #1

This press release is for informational purposes only and is neither an offer to buy nor a solicitation to sell any Notes.  The exchange offer is being made only by the prospectus dated December 11, 2012, and only to such persons and in such jurisdictions as is permitted under applicable law.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expiration of the exchange offer.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance.  Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com